Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal First Quarter 2016

Announces Quarterly Cash Dividend of $0.22 per Share

Provides Second Quarter and Reaffirms 2016 Outlook

Centennial, CO – May 4, 2016 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 43.6% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America, today announced consolidated results for the fiscal first quarter ended March 31, 2016.

Total revenue for the first quarter ended March 31, 2016 decreased 0.9% to $76.2 million from $76.9 million for the comparable quarter last year.  Adjusted OIBDA decreased 13.4% to $24.0 million for the first quarter of 2016 from $27.7 million for the first quarter of 2015.  Net loss for the first quarter of 2016 was $4.3 million, or a loss of $0.07 per diluted share compared to a net loss of $9.0 million, or a loss of $0.15 per diluted share for the first quarter of 2015.  As adjusted to exclude costs associated with the terminated merger with Screenvision, CEO transition-related costs and amortization of terminated derivatives, net loss for the first quarter of 2016 would have been $0.05 per diluted share and net income for the first quarter of 2015 would have been $0.01 per diluted share, respectively.  Adjusted OIBDA and adjusted earnings per share are non-GAAP measures.  See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.

The Company announced today that its Board of Directors has authorized the Company’s regular quarterly cash dividend of $0.22 per share of common stock.  The dividend will be paid on June 2, 2016 to stockholders of record on May 19, 2016. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute over time a substantial portion of its free cash flow in the form of dividends to its stockholders.  The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will take into account general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant.

Commenting on the Company’s first quarter of 2016 operating results, Andy England, NCM’s CEO said, “I am pleased that we were able to deliver a solid first quarter performance, exceeding the top end of our revenue guidance and achieving the top end of Adjusted OIBDA guidance versus a record first quarter in 2015.”  Mr. England concluded, “While shifts in upfront commitments to the second half of the year have subdued performance versus the first half of 2015, we remain confident in our business for the full year.”

2016 Outlook

For the second quarter of 2016, the Company expects total revenue to be down 3% to 9% and Adjusted OIBDA is expected to be down 7% to 17% from a record second quarter in 2015 that grew revenue and Adjusted OIBDA 22% and 30%, respectively versus the second quarter of 2014. The Company expects total revenue in the range of $111.0 million to $118.0 million during the second quarter of 2016, compared to total revenue for the second quarter of 2015 of $121.5 million and Adjusted OIBDA in the range of $56.0 million to $63.0 million during the second quarter of 2016 compared to Adjusted OIBDA for the second quarter of 2015 of $67.4 million.

For the full year 2016, the Company reaffirms its outlook of total revenue to be up 4% to 6% and Adjusted OIBDA to be up 4% to 8% from the full year 2015. The Company expects total revenue in the range of $463.0 million to $473.0 million for the full year 2016, compared to total revenue for the full year 2015 of $446.5 million and Adjusted OIBDA in the range of $238.0 million to $248.0 million for the full year 2016 compared to Adjusted OIBDA for the full year 2015 of $229.9 million.

Supplemental Information

Integration payments due from Cinemark and AMC associated with Rave Theatres for the quarter ended March 31, 2016 and April 2, 2015 were $0.1 million and $0.3 million, respectively.  The integration payments were recorded as a reduction of an intangible asset.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties May 4, 2016  at 5:00 P.M. Eastern time.  The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, May 18, 2016, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and entering conference ID 13635658.

About National CineMedia, Inc.

National CineMedia (NCM) is America’s Movie Network. As the #1 weekend network in the U.S., NCM helps brands get in front of the movies that shape the national conversation. More than 700 million moviegoers annually attend theatres that are currently under contract to present NCM’s FirstLook pre-show in over 40 leading national and regional theatre circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (NYSE: RGC). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with approximately 20,400 screens in approximately 1,600 theaters in 187 Designated Market Areas® (49 of the top 50). NCM Digital goes beyond the big screen, extending in-theatre campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 43.6% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements providing guidance and projections for the second quarter and full year 2016, the dividend policy, network expansion, competition in the broader advertising marketplace, improvements in our technology and analytic tools and our beliefs about our network’s market position with advertisers. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theatre attendance; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) economic conditions, including the level of expenditures on cinema advertising; 5) our ability to renew or replace expiring advertising and content contracts; 6) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 7) fluctuations in operating costs; 8) changes in interest rates; and 9) changes in accounting principles.  In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future noncash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.

Condensed Consolidated Statements of Income (Loss)

Unaudited

($ in millions, except per share data)

	Quarter Ended
	March 31, 2016	April 2, 2015
REVENUE:
Advertising (including revenue from founding members of $7.3 and $7.7, respectively)	$76.2	$76.9
OPERATING EXPENSES:
Advertising operating costs	5.0	5.8
Network costs	4.5	4.5
Theatre access fees—founding members	18.7	17.2
Selling and marketing costs	18.6	16.0
Merger-related costs	—	33.4
Administrative and other costs	14.9	8.7
Depreciation and amortization	8.7	8.0
Total	70.4	93.6
OPERATING INCOME (LOSS)	5.8	(16.7)
NON-OPERATING EXPENSES:
Interest on borrowings	13.4	13.1
Interest income	(0.6)	(0.6)
Accretion of interest on the discounted payable to founding members under tax receivable agreement	3.6	3.6
Amortization of terminated derivatives	—	1.6
Other non-operating expense	—	0.1
Total	16.4	17.8
LOSS BEFORE INCOME TAXES	(10.6)	(34.5)
Income tax benefit	(2.1)	(4.3)
CONSOLIDATED NET LOSS	(8.5)	(30.2)
Less: Net loss attributable to noncontrolling interests	(4.2)	(21.2)
NET LOSS ATTRIBUTABLE TO NCM, INC.	$(4.3)	$(9.0)

NET LOSS PER NCM, INC. COMMON SHARE:
Basic	$(0.07)	$(0.15)
Diluted	$(0.07)	$(0.15)

NATIONAL CINEMEDIA, INC.

Selected Condensed Balance Sheet Data

Unaudited ($ in millions)

	As of
	March 31, 2016	December 31, 2015
Cash, cash equivalents and marketable securities	$73.7	$85.4
Receivables, net	97.6	148.9
Property and equipment, net	26.9	25.1
Total assets	1,037.6	1,073.7
Borrowings	955.0	936.0
Total equity/(deficit)	(173.3)	(171.7)
Total liabilities and equity	1,037.6	1,073.7

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter Ended
	March 31, 2016	April 2, 2015
Total Screens (100% Digital) at Period End (1)(6)	20,377	20,080
Founding Member Screens at Period End (2)(6)	16,892	16,443
DCN (Digital Content Network) Screens at Period End (3)(6)	19,823	19,225

	Quarter Ended
(in millions)	March 31, 2016	April 2, 2015
Total Attendance for Period (4)(6)	172.3	161.4
Founding Member Attendance for Period (5)(6)	148.2	136.1
Capital Expenditures	$4.0	$2.1
(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total number of screens that are connected to the Digital Content Network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes screens and attendance associated with certain AMC Rave and Cinemark Rave theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended
	March 31, 2016	April 2, 2015
Revenue breakout:
National advertising revenue	$50.2	$50.6
Local and regional advertising revenue	18.8	18.7
Total advertising revenue (excluding beverage)	$69.0	$69.3

Total revenue	$76.2	$76.9

Per attendee data:
National advertising revenue per attendee	$0.291	$0.314
Local and regional advertising revenue per attendee	$0.109	$0.116
Total advertising revenue (excluding beverage) per attendee	$0.400	$0.429
Total advertising revenue per attendee	$0.442	$0.476
Total attendance (1)	172.3	161.4

Other operating data:
Operating income (loss)	$5.8	$(16.7)
OIBDA (2)	$14.5	$(8.7)
Adjusted OIBDA (2)	$24.0	$27.7
Adjusted OIBDA margin (2)	31.5%	36.0%

Loss per share – basic	$(0.07)	$(0.15)
Loss per share – diluted	$(0.07)	$(0.15)

Adjusted (loss) income per share – basic (2)	$(0.05)	$0.01
Adjusted (loss) income per share – diluted (2)	$(0.05)	$0.01

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Rave and Cinemark Rave theatres for all periods presented.
(2)

OIBDA, Adjusted OIBDA, Adjusted OIBDA margin and adjusted income (loss) per share are not financial measures calculated in accordance with GAAP in the United States.  See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States.  OIBDA represents net income (loss) attributable to NCM, Inc. plus the effect of noncontrolling interests, income tax expense, interest and other costs and depreciation and amortization expense.  Adjusted OIBDA excludes from OIBDA non-cash share based compensation costs, the merger termination fee and related merger costs and Chief Executive Officer transition costs.  Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue.  These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures.  The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, non-cash share based compensation programs, levels of mergers and acquisitions, CEO turnover, interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs, costs associated with the terminated merger with Screenvision, or costs associated with the resignation of the company’s Chief Executive Officer. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income (loss) attributable to NCM, Inc. is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.

The following tables reconcile net loss attributable to NCM, Inc. to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended
	March 31, 2016	April 2, 2015
Net loss attributable to NCM, Inc.	$(4.3)	$(9.0)
Net loss attributable to noncontrolling interests	(4.2)	(21.2)
Income tax benefit	(2.1)	(4.3)
Interest and other non-operating costs	16.4	17.8
Depreciation and amortization	8.7	8.0
OIBDA	$14.5	$(8.7)
Share-based compensation costs (1)	6.6	3.0
Merger-related costs (2)	—	33.4
CEO transition costs (3)	2.9	—
Adjusted OIBDA	$24.0	$27.7
Total revenue	$76.2	$76.9
Adjusted OIBDA margin	31.5%	36.0%

Adjusted OIBDA	$24.0	$27.7
Rave theatres integration payments	0.1	0.3
Adjusted OIBDA after integration payments	$24.1	$28.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.
(2)	Merger-related costs primarily include the merger termination fee and legal, accounting, advisory and other professional fees associated with the terminated merger with Screenvision.
(3)	Chief Executive Officer transition costs represent severance, consulting and other costs.

Outlook (in millions)

	Quarter Ending June 30, 2016		Year Ending December 29, 2016
	NCM, Inc.		NCM, Inc.
	Low	High	Low	High
Consolidated net income	$22.2	$27.7	$96.3	$101.9
Income tax expense	3.7	4.8	16.1	17.2
Interest and other non-operating costs	16.5	16.6	66.5	68.5
Depreciation and amortization	9.1	9.2	36.5	37.5
OIBDA	51.5	58.3	215.4	225.1
Share-based compensation costs (1)	4.4	4.5	19.6	19.8
CEO transition costs (2)	0.1	0.2	3.0	3.1
Adjusted OIBDA	$56.0	$63.0	$238.0	$248.0
Total revenue	$111.0	$118.0	$463.0	$473.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.
(2)	Chief Executive Officer transition costs represent severance, consulting and other costs.

Adjusted Net Income (Loss) and Earnings (Loss) per Share

Adjusted net income (loss) and earnings (loss) per share are not financial measures calculated in accordance with GAAP in the United States. Adjusted net income (loss) and earnings (loss) per share are calculated using reported net loss and loss per share and exclude the amortization of terminated derivatives, merger-related costs and CEO transition-related costs shown in the below table. These non-GAAP financial measures are used by management as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Adjusted net income (loss) should not be regarded as an alternative to net loss and should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net loss and loss per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net loss and loss per share as reported to adjusted net (loss) income and (loss) earnings per share excluding the amortization of terminated derivatives, merger-related costs and CEO transition-related costs for the periods presented (dollars in millions):

	Quarter Ended
	March 31, 2016	April 2, 2015
Net loss as reported	$(4.3)	$(9.0)

Amortization of terminated derivatives	—	1.6
Merger-related costs (1)	—	33.4
CEO transition costs (2)	2.9	—
Stock-based compensation expense for modified equity awards (3)	2.3	—
Effect of noncontrolling interests (56.4% and 54.9%, respectively)	(2.9)	(19.2)
Effect of provision for income taxes (38% effective rate)	(0.9)	(6.0)
Net effect of adjusting items	1.4	9.8
Net (loss) income excluding adjusting items	$(2.9)	$0.8

Weighted Average Shares Outstanding as reported
Basic	59,610,864	58,888,674
Diluted	59,610,864	58,888,674

Weighted Average Shares Outstanding as adjusted
Basic	59,610,864	58,888,674
Diluted	59,610,864	59,224,785

Basic loss per share as reported	$(0.07)	$(0.15)
Net effect of adjusting items	0.02	0.16
Basic (loss) income per share excluding adjusting items	$(0.05)	$0.01

Diluted loss per share as reported	$(0.07)	$(0.15)
Net effect of adjusting items	0.02	0.16
Diluted (loss) income per share excluding adjusting items	$(0.05)	$0.01

(1)	Merger-related costs primarily include the merger termination payment and legal, accounting, advisory and other professional fees associated with the terminated merger with Screenvision.
(2)	Chief Executive Officer transition costs represent severance, consulting and other costs.
(3)	Consists of non-cash stock-based compensation expense associated with modifications to the former CEO’s equity awards pursuant to his Separation and General Release Agreement.